Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES E-1 CUMULATIVE REDEEMABLE CLASS C PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Restated Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation and applicable law, at a meeting duly called and held on October 16, 2018, adopted the following resolution relating to the creation and issuance of a new series of Class C Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors and in accordance with the provisions of the Restated Certificate of Incorporation and applicable law, a series of Class C Preferred Stock, having no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation that are applicable to Preferred Stock of all series and to Class C Preferred Stock of all series), of the shares of such series, are as follows:

Section 1.    Designation; Rank.

(a)    The distinctive serial designation of such series of Class C Preferred Stock is “Series E-1 Cumulative Redeemable Class C Preferred Stock” (“Series E-1”).

(b)    With respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series E-1 shall rank (i) senior to all Junior Stock, (ii) on a parity with the other shares of Series E-1 and any other class or series of stock of the Corporation (other than Series E-1) hereafter created (subject to Section 9(b)) that specifically ranks pari passu to Series E-1 and (iii) junior to any other class or series of stock of the Corporation hereafter created (subject to Section 9(b)) that specifically ranks senior to Series E-1.

Section 2.    Number of Shares. The authorized number of shares of Series E-1 shall be 139,768. Shares of Series E-1 that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another class or series of capital stock of the Corporation, shall be cancelled and retired and revert to authorized but unissued shares of Class C Preferred Stock (provided that any such cancelled shares of Series E-1 may be reissued only as shares of any series other than Series E-1).

Section 3.    Definitions. As used herein with respect to Series E-1:

(a)    “Applicable Dividend Factor” means (i) from the date hereof to April 24, 2021, a factor of 0.14; (ii) from April 25, 2021 to April 24, 2022, a factor of 0.145; (iii) from April 25, 2022 to April 24, 2023, a factor of 0.15; and (iv) from April 25, 2023 until all shares of Series E-1 are retired or otherwise cancelled, a factor of 0.16.

(b)    “Business Day” means a day, other than Saturday, Sunday or any other day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

(c)    “Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended from time to time.

(d)    “Certificate of Designations” means this Certificate of Designations relating to Series E-1, as it may be amended from time to time.

(e)    “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations and any other certificate of designations of preferred stock of the Corporation.

(f)    “Change of Control” has the meaning given such term in the Indenture.

(g)    “Change of Control Offer” has the meaning set forth in Section 7(a).

(h)    “Change of Control Payment Date” has the meaning set forth in Section 7(b)(ii).

(i)    “Change of Control Price” means, with respect to a share of Series E-1, the Liquidation Preference of such share as of the date of acceptance for payment.

(j)    “Common Stock” means (i) the common stock, $0.10 par value per share, of the Corporation and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(k)    “Common Stock Price” means, with respect to a share of Common Stock as of the applicable redemption date (in the case of Section 6) or the applicable acceptance date (in the case of Section 7), (i) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 20 consecutive trading days immediately preceding, but not including, the third trading day immediately preceding the date of the redemption or acceptance, as applicable, as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (ii) if the Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices per share of Common Stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the 20 consecutive trading days immediately preceding, but not including, the third trading day immediately preceding the date of the redemption or acceptance, as applicable.

(l)    “Dividend Payment Date” means each May 1 and November 1, commencing on November 1, 2018.

(m)    “Dividend Period” has the meaning set forth in Section 4.

(n)    “Dividend Record Date” has the meaning set forth in Section 4.

(o)    “Indenture” means the Indenture relating to the Corporation’s 9.625% Senior Secured Notes due 2023 dated as of April 25, 2018, as amended from time to time.

(p)    “Initial Purchaser” means the Purchaser as defined in the Securities Purchase Agreement.

(q)    “Junior Stock” means the Common Stock, the Series B 12% Cumulative Convertible Preferred Stock, the Series D 6% Cumulative Convertible Class C Preferred Stock, the Series 4 Junior Participating Class C Preferred Stock and any other class or series of stock of the Corporation (other than Series E-1) that ranks junior to Series E-1 either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(r)    “Liquidation Preference” means, with respect to any share of Series E-1, on any date of determination the sum of (i) its Liquidation Value plus (ii) all accrued but unpaid dividends thereon to such date whether or not declared, compounding as of each Dividend Payment Date, plus (iii) solely for purposes of Section 6 and Section 7, its Participation Rights Value. For purposes of clause (ii) of this definition, the amount of dividends “accrued” on any share Series E-1 at any date of determination shall be deemed to be the amount of unpaid dividends accumulated thereon from and including the Original Issue Date of such share of Series E-1, including additional dividends accruing as a result of compounding as of each Dividend Payment Date, all as further described in Section 4.

(s)     “Liquidation Value” means, with respect to any share of Series E-1, the quotient obtained by dividing $206,335,049 by 139,768 (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction with respect to the Series E-1).

(t)    “Optional Redemption Date” means October 25, 2023.

(u)    “Original Issue Date” means the date of issuance of any share of Series E-1.

(v)    “Participation Common Stock” means, as of any time of determination, the product of (i) 456,225 shares of Common Stock (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction with respect to the Common Stock) and (ii) a fraction, the numerator of which is the number of shares of Series E-1 outstanding at such time and the denominator of which is 139,768 (subject to adjustment for any stock split, stock dividend, stock combination or similar transaction with respect to the Series E-1).

(w)    “Participation Rights Value” means, with respect to any share of Series E-1 as of any date of determination, as applicable, the product of (i) a fraction, the numerator of which is the Liquidation Value of such share of Series E-1 and the denominator of which is the aggregate Liquidation Value of all outstanding shares of Series E-1, (ii) the number of shares of Common Stock constituting Participation Common Stock and (iii) the Common Stock Price as of such date.

(x)    “Permitted Transferee” has the meaning set forth in the Securities Purchase Agreement.

(y)    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

(z)    “Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 4, 2015 between the Company and the purchaser named therein, as it may be amended from time to time.

Section 4.    Dividends.

(a)    Rate. Holders of Series E-1 shall be entitled to receive on each share of Series E-1, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends at a per annum rate equal to the Applicable Dividend Factor multiplied by the Liquidation Value thereof and all accrued and unpaid dividends thereon that have been compounded in accordance with the following sentence. Such dividends shall begin to accrue and be cumulative from the Original Issue Date of such share and shall be payable semi-annually in arrears (as provided in this Section 4) and shall, until paid, compound additional dividends semi-annually in arrears on each Dividend Payment Date on such Liquidation Value and all accrued but unpaid dividends thereon whether or not declared by the Board. Dividends shall be payable only when, as and if declared by the Board of Directors. If any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series E-1 on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with the same force and effect as if made on such Dividend Payment Date. The amount of dividends payable on the Series E-1 shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any date of determination that is not a Dividend Payment Date, actual days elapsed over a 30-day month.

Dividends that are payable on Series E-1 on any Dividend Payment Date shall be payable to holders of record of Series E-1 as they appear on the stock register of the Corporation on the applicable record date, which shall be fixed by the Board of Directors and not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on the calendar day immediately following a Dividend Payment Date (other than the initial Dividend Period with respect to any share of Series E-1, which shall commence on and include the Original Issue Date of such share) and shall end on and include the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the Dividend Payment Date ending such Dividend Period.

(b)    No Dividends on Junior Stock. So long as the Initial Purchaser and its Permitted Transferees collectively hold at least 10% of the Series E-1 issued to the Initial Purchaser on the date hereof, unless and until dividends have been declared and paid on the Series E-1 for the then-current Dividend Period and past Dividend Periods in cash, no dividends (other than dividends in shares of Junior Stock) may be declared or paid or set aside for payment, and no other distribution may be declared or made, upon Junior Stock; provided, however, that notwithstanding the foregoing dividends or other distributions payable in cash upon Junior Stock may be declared or paid or set aside for payment in any then-current Dividend Period in which the semi-annual dividend amount payable on the Series E-1 has been paid in cash for the same then-current Dividend Period (whether or not any accrued or unpaid dividends have been declared or paid on the Series E-1 for any other Dividend Period). So long as any Series E-1 is outstanding, no Junior Stock may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, except (A) by conversion into or exchange for Junior Stock (including any shares of Common Stock surrendered to or withheld by the Corporation upon the exercise of warrants issuable for Common Stock), (B) for the repurchase of any shares of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements approved by the Corporation’s Board of Directors providing for such repurchase or (C) for any shares of Common Stock withheld by the Corporation to pay taxes upon the granting or vesting of awards to any of its employees or service providers under any equity compensation plan of the Corporation approved by the Corporation’s Board of Directors or surrendered to or withheld by the Corporation to pay the exercise price of any such awards.

(c)    Participating Dividends. Subject to Section 4(a) and 4(b), in addition to the dividends accruing on the Series E-1 pursuant to Section 4(a), if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series E-1 on a pro rata basis with the Common Stock in an aggregate amount equal to such dividend or distribution payable with respect to the Participation Common Stock.

Section 5.    Liquidation Rights.

(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series E-1 shall be entitled to receive for each share of Series E-1, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, payment in full in an amount equal to the Liquidation Preference of each share of Series E-1.

(b)    Partial Payment. If in any distribution described in Section 5(a), the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series E-1 as to such distribution, the amounts paid to the holders of Series E-1 shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series E-1.

(c)    Participation with Common Stock; Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series E-1, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided, however, that in addition to and after the Liquidation Preference has been paid in full to all holders of Series E-1, the holders of Series E-1 shall be entitled to participate with the holders of Common Stock then outstanding, pro rata as a single class as if such holders of Series E-1 held the Participation Common Stock, which amounts shall be paid to the holders of Series E-1 pro rata in accordance with the respective aggregate Liquidation Preferences of the shares of Series E-1 held by each such holder of Series E-1.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series E-1 receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation, but shall be governed by Section 7.

Section 6.    Redemption.

(a)    Optional Redemption by Holders. Subject to the provisions of this Section 6, at any time on or after the Optional Redemption Date, each holder of Series E-1 shall have the right to elect to have, out of funds legally available therefor, such holder’s shares of Series E-1 redeemed, in whole at any time or in part from time to time, by the Corporation at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Any such redemption shall occur not more than 90 days following receipt by the Corporation of a written election notice from the electing holder.

(b)    Optional Redemption by the Corporation. The Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series E-1 at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date.

(c)    Notice of Redemption. Notice of every redemption of shares of Series E-1 shall be given to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E-1 designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E-1. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series E-1 to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the redemption price. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 6, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 6 by virtue thereof.

(d)    Partial Redemption. In case of any redemption pursuant to Section 6(b) of part of the shares of Series E-1 at the time outstanding, the shares to be redeemed shall be selected pro rata among holders of the Series E-1.

(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside for payment by the Corporation, then on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)    Settlement in Common Stock. Notwithstanding any other provisions of this Section 6 (but subject to Section 6(f)(ii)), (i) subject to the Corporation having the prior written consent of the electing holder of Series E-1 (in the case of a redemption pursuant to Section 6(a)) or the holders of a majority of the outstanding Series E-1 (in the case of a redemption pursuant to Section 6(b)) and all other required approvals, including under any principal U.S. securities exchange or over-the-counter market on which the Common Stock is then listed for trading, any redemption of shares of Series E-1 pursuant to this Section 6 may be made, in lieu of some or all of the cash redemption payment, by the issuance of shares of Common Stock having an aggregate Common Stock Price equal to the amount of the aggregate Liquidation Preference of such shares of Series E-1 being redeemed in shares of Common Stock in lieu of cash at the redemption date; provided, that if the Corporation pays less than the total redemption price in shares of Common Stock, subject to receipt of the consent and approvals referenced above, such payment in shares of Common Stock shall be made pro rata to the holders of shares of Series E-1 based upon the aggregate Liquidation Preference of the shares of Series E-1 held by each holder and the remainder shall be paid in cash; and (ii) the electing holder of Series E-1 (in the case of a redemption pursuant to Section 6(a)) or the holders of a majority of the outstanding Series E-1 (in the case of a redemption pursuant to Section 6(b)) shall be entitled in their sole discretion to require the Company to redeem the Participation Rights Value of each share of Series E-1 subject to redemption pursuant to Section 6(a) or Section 6(b), as applicable, by the issuance of a number of shares of Common Stock (or a warrant immediately exercisable at no cost into a number of shares of Common Stock) with respect to such share of Series E-1 equal to the product of clauses (i) and (ii) of the definition of Participation Rights Value determined as of the date of redemption. Any such consent or election by the holder or holders of Series E-1, as applicable, shall not be effective unless given to the Company in writing not later than 10 days following receipt by such holder or holders of a notice of redemption from the Company in accordance with this Section 6. Any failure to deliver such consent or election within such 10-day period shall be deemed to be a waiver of such holder’s or holders’ right to consent or elect, in which case the Company shall be entitled to redeem such Series E-1 (including the Participation Rights Value) in cash or shares of Common Stock at the sole election of the Company.

Section 7.    Offer to Purchase Upon a Change of Control.

(a)    In connection with the occurrence of a Change of Control, the Corporation shall make an offer to purchase all of the shares of Series E-1 outstanding (a “Change of Control Offer”) on the terms set forth in this Section 7. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 7, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 7 by virtue thereof.

(b)    No sooner than 15 days and within that time period, as soon as reasonably practicable, prior to the consummation, or anticipated consummation, of a Change of Control, the Corporation shall commence the Change of Control Offer by delivering to each holder of shares of Series E-1 a notice, which shall govern the terms of the Change of Control Offer, and shall state:

(i)    that the Change of Control Offer is being made pursuant to this Section 7 and that all shares of Series E-1 tendered will be accepted for payment subject to the consummation of the Change of Control;

(ii)    the Change of Control Price and the date until which the Corporation may accept for payment shares of Series E-1 (the “Change of Control Payment Date”), which shall be (subject to consummation of the Change of Control) no later than forty-five (45) days after the date the Change of Control occurs;

(iii)    that any shares of Series E-1 not tendered for payment pursuant to the Change of Control Offer shall continue to accrue dividends and be redeemable in accordance with the terms hereof;

(iv)    that, unless the Corporation defaults in the payment of the Change of Control Price, all shares of Series E-1 accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on the Change of Control Payment Date;

(v)    that any holder of Series E-1 represented by stock certificates, in connection with the acceptance of a Change of Control Offer, shall be required to surrender such certificates representing shares of Series E-1 to the Corporation or its designated agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date;

(vi)    that any holder of a share of Series E-1 shall be entitled to withdraw such election if the Corporation or its designated agent receives, not later than the close of business on the Change of Control Payment Date, electronic transmission or letter setting forth the name of the holder of such shares of Series E-1, the number of shares of Series E-1 such holder delivered for purchase, and a statement that such holder is withdrawing its election to have such shares of Series E-1 purchased;

(vii)    the instructions that holders must follow in order to tender their shares of Series E-1; and

(viii)    the circumstances and relevant facts regarding such Change of Control.

(c)    On the Change of Control Payment Date, the Corporation shall, to the extent of funds legally available therefor and otherwise lawful, accept for payment the shares of Series E-1 tendered and not withdrawn pursuant to the Change of Control Offer. The Corporation shall promptly mail to each holder of shares of Series E-1 so accepted payment (or pay in person any holder presenting itself at the Corporation) in an amount equal to the purchase price for such shares calculated in accordance with the terms hereof, and the unpurchased shares of Series E-1 surrendered, if any.

(d)    Notwithstanding any other provisions of this Section 7 (but subject to Section 7(d)(ii)), (i) subject to the Corporation having obtained the prior written consent of the holders of a majority of the outstanding Series E-1 and all other required approvals, including under any principal U.S. securities exchange or over-the-counter market on which the Common Stock is then listed for trading, any redemption of shares of Series E-1 pursuant to this Section 7 may be made, in lieu of some or all of the cash redemption payment, by the issuance of shares of Common Stock having an aggregate Common Stock Price equal to the aggregate Change of Control Price of such shares of Series E-1 being redeemed in shares of Common Stock in lieu of cash at the acceptance date; provided, that if the Corporation pays less than the total Change of Control Price in shares of Common Stock, subject to receipt of the consent and approvals referenced above, such payment in shares of Common Stock shall be made pro rata to the holders of shares of Series E-1 based upon the aggregate Change of Control Price of the shares of Series E-1 held by each holder and the remainder shall be paid in cash;, and (ii) the holders of a majority of the outstanding Series E-1 shall be entitled in their sole discretion to require the Company to redeem the Participation Rights Value of each share of Series E-1 subject to redemption pursuant to this Section 7 by the issuance of a number of shares of Common Stock (or a warrant immediately exercisable at no cost into a number of shares of Common Stock) with respect to such share of Series E-1 equal to the product of clauses (i) and (ii) of the definition of Participation Rights Value determined as of the date of acceptance. Any such consent or election by holders of Series E-1 shall not be effective unless given to the Company in writing not later than 10 days following delivery of the Change of Control Offer. Any failure to deliver such consent or election within such 10-day period shall be deemed to be a waiver of such holders’ right to consent or elect, in which case the Company shall be entitled to redeem such Series E-1 (including the Participation Rights Value) in cash or shares of Common Stock at the sole election of the Company.

(e)    The Corporation shall make a public announcement of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)    The Corporation shall not enter into any agreement providing for a Change of Control unless the agreement permits the Corporation or any successor entity to comply with the provisions hereof.

Section 8.    Conversion. Holders of Series E-1 shares shall have no right to exchange or convert Series E-1 into any other securities.

Section 9.    Voting Rights.

(a)    General. Except as otherwise set forth in this Section 9 and where required pursuant to the Certificate of Incorporation or pursuant to applicable law, Series E-1 shall not have any relative, participating, optional or other voting rights or powers, and consent of the holders of the Series E-1 shall not be required for the taking of any action by the Corporation.

(b)    Voting Rights as to Particular Matters. Subject to the other provisions of this Section 9, so long as any shares of Series E-1 are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series E-1 at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)    The issuance of any shares of Series E-1 or any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase or decrease the authorized amount of, any shares of Series E-1;

(ii)    Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, or otherwise effectuate the issuance of, any shares of any class or series of capital stock of the Corporation ranking pari passu with or senior to the Series E-1 with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation or a Change of Control; and

(iii)    Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the Series E-1.

(c)    No Vote Required.

(i)    For purposes of this Certificate of Designations but without limiting the other provisions of this Section 9, none of the following (in and of itself) shall be deemed to adversely affect the powers, preferences or special rights of the Series E-1: (A) any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to authorize or create, or increase the authorized amount of, any Junior Stock and (B) any filing with the Delaware Secretary of State by the Corporation, including in connection with a merger, consolidation or otherwise, in which (x) the Corporation is the surviving entity and the shares of Series E-1 remain outstanding with the terms thereof unchanged in any respect adverse to the holders thereof, (y) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series E-1 for other preferred equity or shares having powers, preferences and special rights identical to that of the Series E-1 (except for changes that do not adversely affect the Series E-1), or (z) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing, the holders of Series E-1 will be entitled to receive in exchange for their Series E-1 without further action by such holder cash consideration equal to the redemption price described under Section 6 above and funds sufficient to pay such redemption price for all shares of Series E-1 will be set aside for payment.

(ii)    The voting provisions in Section 9(b) will not apply with respect to the Series E-1 if, at or before the time when the act with respect to which the vote would otherwise be required is effected, shares of Series E-1 are subject to either (i) a notice of redemption in full pursuant to the provisions described under Section 6 and funds sufficient to pay the redemption price in full specified therein for all of such shares of Series E-1 called for redemption have been set aside for payment or (ii) a Change of Control Offer which has been properly exercised and not withdrawn.

(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series E-1 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series E-1 is listed or traded at the time. A holder of Series E-1 shall be entitled to one vote per each whole share of Series E-1 on any matter on which the holders of shares of Series E-1 are entitled to vote.

Section 10.    Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series E-1 as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 11.    Notices. All notices or communications in respect of Series E-1 shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 12.    No Preemptive Rights. No share of Series E-1 shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 13.    Replacement Certificates. If the Series E-1 is certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 14.    Other Rights. The shares of Series E-1 shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

Section 15.    Fractional Shares. If any redemption of Series E-1 would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series E-1 being redeemed by a holder), such fractional share shall be payable in cash based upon the Common Stock Price at such time, and the number of shares of Common Stock issuable upon redemption of the Series E-1 shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock. No fractional shares of Series E-1 shall be issued in connection with any transfer of Series E-1 or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, LSB INDUSTRIES, INC. has caused this certificate to be signed this 18th day of October, 2018.

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS OF SERIES E-1 PREFERRED